SPROTT FUNDS TRUST N-14

Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective to the Registration Statement on Form N-14 of Sprott ETF Trust with respect to the filing of the Prospectus and Statement of Additional Information for Sprott Uranium Miners ETF, a series of the Sprott Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 3, 2021